FOR IMMEDIATE RELEASE	Contact: Barbara K. Hembree
February 22, 2011	317.465.0445
bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis Declares Dividend
and Reports 2010 Financial Results

Indianapolis, IN…On February 17, 2011, the Board of Directors of the Federal Home Loan Bank of Indianapolis (“FHLBI”) declared dividends on Class B-1 and Class B-2 stock at annualized rates of 2.50% and 2.00%, respectively. These dividends will be paid in cash on February 23, 2011.

“The FHLBI's results for the fourth quarter and year reflect strong earnings, allowing us to pay our members a solid dividend while growing retained earnings,” said Milton Miller, President - CEO.

Net Income was $40.8 million for the fourth quarter of 2010, an increase of $16.7 million or 69% compared to the fourth quarter of 2009. The increase was primarily due to lower other-than-temporary impairment (“OTTI”) charges on our private-label mortgage-backed securities (“PLMBS”) recognized in Other Income (Loss) that totaled $1.4 million for the fourth quarter of 2010, compared to $15.4 million for the same period in 2009. Net Interest Income increased by $0.5 million, after provision for credit losses, primarily due to higher spreads on mortgage-related assets, substantially offset by lower interest-earning assets.

Net Income was $111.0 million for 2010, a decrease of $9.5 million or 8% compared to 2009. This decrease was primarily due to higher OTTI charges on our PLMBS recognized in Other Income (Loss) that totaled $69.8 million for 2010, compared to $60.3 million for 2009. Net Interest Income decreased by $6.4 million, after provision for credit losses, primarily due to lower interest-earning assets, substantially offset by higher spreads on mortgage-related assets and higher prepayment fees on Advances.

Total Assets were $44.9 billion at December 31, 2010, a decrease of $1.7 billion or 4% compared to December 31, 2009. Advances outstanding totaled $18.3 billion, a decrease of 19% compared to December 31, 2009, primarily due to repayments from former members and our members' reduced need for additional liquidity in the current economic environment. Investments totaled $19.8 billion, an increase of 32% compared to December 31, 2009, primarily due to purchases of short-term investments, agency debentures and agency mortgage-backed securities. Mortgage Loans Held for Portfolio totaled $6.7 billion, a decrease of 8% compared to December 31, 2009. Although we purchased 93% more mortgage loans in 2010 than in 2009, the increase in purchases of $546.9 million was not large enough to fully offset repayments.

Consolidated Obligations totaled $40.8 billion at December 31, 2010, a decrease of 3% compared to December 31, 2009, primarily due to our lower funding needs resulting from the decline in Advances.

Total Capital (GAAP) was $1.9 billion at December 31, 2010, an increase of $201.0 million or 12% compared to December 31, 2009.  The increase was primarily due to an increase of $78.5 million in Retained Earnings, proceeds of $40.0 million from the sale of Capital Stock to our members, unrealized gains of $135.0 million resulting from the transfer of substantially all OTTI securities from Held-to-Maturity Securities to Available-for-Sale Securities, and OTTI-related increases totaling $100.7 million in Accumulated Other Comprehensive Income. These increases were partially offset by a repurchase of $126.3 million of excess stock included in Capital Stock.

Total Regulatory Capital was $2.7 billion at December 31, 2010, which exceeds all applicable regulatory capital requirements. The decrease of $134.7 million or 5%, compared to December 31, 2009, was primarily due to the repurchase of $249.4 million of excess capital stock, including $123.1 million of Mandatorily Redeemable Capital Stock.

“Our capital position remains strong even after we repurchased excess capital stock during the fourth quarter,” Miller stated. “Our strong earnings were partially attributable to unusually high spreads on mortgage-related assets. We anticipate that those spreads will return to more normal levels, which may result in lower net interest income in the future. However, the FHLBI remains well positioned and committed to fulfilling our mission of meeting our members' funding needs for liquidity, supporting housing finance and providing loans to support economic growth in their communities.”

All amounts referenced above and in the following table are unaudited. More detailed information about our financial results for the quarter and year ended December 31, 2010, will be included in our Annual Report on Form 10-K, which we intend to file in mid-March.

Financial Highlights ($ amounts in millions)

Statement of Condition	December 31, 2010	December 31, 2009
Investments (1)	$19,785	$14,994
Advances	18,275	22,443
Mortgage Loans Held for Portfolio, net	6,702	7,272
Total Assets	44,930	46,599
Consolidated Obligations, net	40,800	42,158
Mandatorily Redeemable Capital Stock	658	756
Capital Stock, Class B Putable	1,610	1,726
Retained Earnings	427	349
Accumulated Other Comprehensive Income (Loss)	(90)	(329)
Total Capital (GAAP) (2)	1,947	1,746
Total Regulatory Capital (3)	2,695	2,831

(1) Includes Held-to-Maturity Securities, Available-for-Sale Securities, Interest-Bearing Deposits, Securities Purchased Under Agreements to Resell, and Federal Funds Sold.
(2) Total Capital (GAAP) is Capital Stock, Class B Putable plus Retained Earnings and Accumulated Other Comprehensive Income (Loss).
(3) Total Regulatory Capital is Total Capital (GAAP) plus Mandatorily Redeemable Capital Stock less Accumulated Other Comprehensive Income (Loss).

	For the Three Months Ended December 31,		For the Year Ended December 31,
Statement of Income	2010	2009	2010	2009
Net Interest Income After Provision for Credit Losses	$66	$65	$266	$272
Net Other-Than-Temporary Impairment Losses	(2)	(15)	(70)	(60)
Other Expenses	17	17	55	49
Total Assessments	15	9	41	45
Net Income	41	23	111	120

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships, Serving Communities
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.

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